David T. Thomson P.C.   Certified Public Accountant


CONSENT OF INDEPENDENT ACCOUNTANT

I consent to the inclusion in the Registration
Statement, my report, which includes an explanatory paragraph which discusses the Company's ability to continue as a going concern, dated February 22, 2002, on my audit of the financial statements of Power Save International, Inc. for the years ended
December 31, 2001, 2000 and 1999.


/s/David T. Thomson, P.C.
-----------------------------------
David T. Thomson, P.C.

Salt Lake City, Utah
December 31, 2002

P.O. Box 571605 - Murray, Utah 84157
      - (801) 966-9481